Exhibit 99.5

CONSENT OF PERSON NAMED

TO BECOME A DIRECTOR

I hereby consent to my being named in the Registration Statement on Form S-1 of The Western Union Company (the “Company”) as a person who will become a director of the Company upon consummation of the spin-off of the Company from First Data Corporation.

/S/ LINDA FAYNE LEVINSON
Name: Linda Fayne Levinson

September 6, 2006